March 7, 2025 Securities and Exchange Commission Washington, D.C. 20549 Ladies and Gentlemen: We were previously principal accountants for Amer Sports, Inc. (the Company) and, under the date of March 7, 2025, we reported on the consolidated financial statements of Amer Sports, Inc. as of and for the years ended December 31, 2024 and 2023. On March 3, 2025, we were notified that the Company engaged KPMG LLP as its principal accountant for the year ending December 31, 2025, and that the auditor-client relationship with KPMG AB would cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended December 31, 2024, and the issuance of our report thereon. We have read Amer Sports, Inc.’s statements included under Item 16F of its Form 20-F dated March 7, 2025, and we agree with such statements, except that we are not in a position to agree or disagree with Amer Sports, Inc.’s statement that the change considered Amer Sports, Inc.’s recent listing on the New York Stock Exchange and the continued expansion of finance and reporting roles and responsibilities within the U.S., or that the change was approved by the audit committee of the board of directors. Very truly yours, Stockholm, Sweden March 7, 2025